UNIVERSAL SEISMIC ASSOCIATES, INC.
                        16420 Park Ten Place, Suite 300
                           Houston, Texas 77084-5051

               SUPPLEMENT TO PROXY STATEMENT OF DECEMBER 18, 1996

                         ANNUAL MEETING OF STOCKHOLDERS

                      To Be Held Tuesday, January 28, 1997

     This supplement to the December 18, 1996 Proxy Statement of the Company is intended to supplement certain points therein.

     Recently, you have received several items from the Company and "the Shareholders' Committee" (which was formed by two shareholders, Robert Kecseg and Michael T. Kanarellis). The "Shareholders' Committee" wants to resurrect the Suelopetrol merger which the Company and its management determined not to be in the best interests of the Company earlier this year.

     THE BOARD DOES NOT BELIEVE THAT THE COMMITTEE PROXY SOLICITATION NOR THE COMMITTEE CONSENT SOLICITATION IS IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS. THE BOARD URGES YOU NOT TO EXECUTE ANY PROXIES OR CONSENTS SOLICITED BY THE COMMITTEE. PLEASE RETURN ONLY THE WHITE PROXY CARD IN THE ENCLOSED ENVELOPE.

     Mr. Kanarellis' latest letter to you dated January 8, 1997 states that the Company has given you false information about management, the Company and the proposed Suelopetrol merger.

                         A FEW FACTS ABOUT THE COMPANY

     Despite Mr. Kanarellis' statements and opinions to the contrary, these basic facts are true and many are a matter of public record.

1. The Company had record earnings and revenues in the second quarter of 1996. This is a matter of public record. [Press release dated January 9, 1997]

2. Current senior management members and RIMCO have substantial ownership positions directly or through trusts and partnerships. Collectively, they own more than 38% of the outstanding shares of the Company's stock. This is a matter of public record. Thus, current management has a substantial stake in the performance of the Company, contrary to Mr. Kanarellis' assertions. [See the Company's SEC Schedule 14A filed on December 24, 1996]

3. Contrary, to Mr. Kanarellis' claims, UNEXCO remains an important long-term project.

4. The Company's advisors did give management their views of the proposed Suelopetrol merger as structured within the scope of their respective engagements. Their input reinforced the Board of Directors' decision that the pending proposal was grossly unfair to the Company and required significant changes in the structure of the transaction. These changes were mandated in large part by substantial variances in actual values when compared to projected values in the originally proposed deal. These substantial variances were discovered by the Company's advisors while conducting due diligence review of the proposed transaction. Because the due diligence process was terminated by Suelopetrol and the Company's mutual agreement, Raymond James and Associates could not issue a formal opinion regarding the fairness of the proposed transaction. The scope of the Company's engagement of Coopers & Lybrand did not involve the issuance of an opinion regarding fairness of the originally proposed transaction; however, Coopers & Lybrand was engaged to examine the operating results of Suelopetrol for the twelve month period ended June 30, 1996 and did discover significant variances between the results originally represented to the Company and actual operating results for the audit period. These variances materially affected the proposed transaction and substantially impacted managements' view of the fairness of the transaction. None of the Company's advisors, other than Mr. Kanarellis, has ever recommended that it enter into the originally proposed transaction with Suelopetrol.

5. BOTH the Company's Board of Directors and Suelopetrol terminated the merger negotiations. Both entities agreed to terminate negotiations with no impact on future discussions. As stated in its original proxy statement and its letters to you, management is still interested in a combination with Suelopetrol, but only if it is beneficial to the Company.

6. Mr. Kanarellis and Mr. Kecseg have now filed suit against the Company and several members of its management and Board in Federal District Court in Delaware seeking to postpone the shareholders' meeting so that their lawyers can take depositions of numerous witnesses involved with the Suelopetrol negotiations. The plaintiff's claim that the Company has misrepresented the facts concerning the Suelopetrol negotiations in its proxy materials. One of the principal complaints in the suit is that the Company has failed to state its reasons for not going forward with Suelopetrol. The Company stated that it determined the transaction was not in the best interests of the Company. That decision was based in material part on the financial aspects of the transaction. Unfortunately, the Company is bound by a confidentiality agreement with Suelopetrol not to disclose its financial information without its consent. The Company has not been able to obtain Suelopetrol's consent to release that information to date.

     Mr. Kanarellis is trying to take the decision as to who should run your Company our of your hands and into the courtroom.

ALL DULY EXECUTED PROXIES WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS THEREON. SHAREHOLDERS WHO EXECUTE PROXIES, HOWEVER, RETAIN THE RIGHT TO REVOKE THEM AT ANY TIME BEFORE THEY ARE VOTED. THE REVOCATION OF A PROXY WILL NOT BE EFFECTIVE UNTIL WRITTEN NOTICE THEREOF HAS BEEN GIVEN TO THE SECRETARY OF THE COMPANY, UNLESS THE SHAREHOLDER GRANTING SUCH PROXY VOTES IN PERSON AT THE ANNUAL MEETING.


                              By the order of the Directors,



                              /s/ Vicki D. Humphrey
                              ---------------------
                              VICKI D. HUMPHREY, Secretary

Houston, Texas
January 21, 1997


          If you have any questions about how to vote your proxy card, please call our proxy solicitor,
      Corporate Investor Communications, Inc., toll free at (800)346-7885.